UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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WESTERN IOWA ENERGY, LLC

(Name of Registrant as Specified In Its Charter)

WARREN L. BUSH

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On May 5, 2011, Warren L. Bush, one of the nominees running for election as director of Western Iowa Energy, LLC (the “Company”) at the Company’s 2011 Annual Meeting, will begin sending the following letter to the Company’s members.

Warren L. Bush
ATTORNEY AT LAW
PO Box 159, 101 Boyer St.
Wall Lake, IA 51466-0159

To: Western Iowa Energy Unit Holders

Re: Board election

Dear Folks:

You should have received the annual proxy statement from WIE which includes the ballot for the board election. I am running for re-election and would appreciate your vote. The success of WIE is critically important to me since I have invested much of my lifetime savings in the company and have worked hard to make it successful, as have the other board members.

We are at a critical juncture in the biodiesel business and what happens in the next three years will determine whether a stand-alone biodiesel plant like WIE is a viable business model. I believe that hands on experience and understanding of how the biodiesel industry operates by our board members is critically important at this time. Obviously the lack of the $1 per gallon blender’s credit coupled with no mandated demand made 2010 a disastrous year in the industry and many plants went out of business during the year. During that same time WIE was able to pay off its term debt and now only owes our borrowed operating funds to our lenders. After being mothballed for several months we are again fully staffed and are finally seeing the impact of the RFS-2 mandated demand start to favorably impact demand for our product and our bottom line. It is great to be able to drive by the plant and again see the parking lot full of employees’ cars. The positive impact to our local economy is a wonderful thing.

As you can appreciate, you don’t go from practically having the lights out to full capacity overnight, and the required parties have not been as willing to embrace RFS-2 as we had hoped. However, with the recent second favorable ruling by the federal appellate court in which it unanimously declined to reconsider its earlier refusal to delay implementation of RFS-2 coupled with the President’s recent pronouncements in favor of continued support of renewable fuels there is reason for optimism. Further, the Iowa legislature has now finally passed the legislation we supported that extends the incentives to retailers to sell biodiesel blends and added producer credits that will be paid directly to Iowa biodiesel plants. Once Iowa retailers realize the financial benefits that are available to them for selling biodiesel blends we believe we should see increased local demand even without the mandated demand we had hoped for.

I understand that the proposed merger with REG was a contentious issue with both pros and cons. It is important that you understand that once our members rejected that idea the board has taken the steps necessary to wean WIE from its dependence on REG by hiring our own general manager and operations manager and entering into a distribution agreement with ADM. We believe we are now poised to take full advantage of the RFS-2 usage requirements, but that demand requires that EPA enforce the penalty provisions of the legislation to insure that the mandated demand continues, and all indications are that EPA will not waiver in enforcing those penalties.

I believe that the biodiesel industry needs some separation from the ethanol industry because of the food versus fuel and energy conversion arguments that are being made against corn-based ethanol. Our ability to make biodiesel using by-products and our much higher conversion ratios defeat many of those arguments when applied to biodiesel. In making this statement I am not intending to denigrate corn-based ethanol, I am simply trying to emphasize that we are very different products with different feedstock sources and energy input requirements.

I have served as chairman of the WIE audit committee since its inception. I always take the lead in reviewing any legal documents that are presented to the board for its consideration and the board relies on me for these things. I think these are valuable services for our company that I am uniquely able to provide, and it saves us money.

Finally, I want to state that I have the highest personal respect for Mike Bettin. He is a good person and a good businessman. However, I think that at this critical juncture in this industry it is important that persons experienced in the biodiesel business continue to serve on the board. There is a sharp learning curve for anyone coming onto the board without that experience and I do not believe that now is the time to have any additional turnover on the board.

Thank you for your time and consideration. I would sincerely appreciate your vote.

Yours truly,

/s/ Warren L. Bush
Warren L. Bush